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                                                                    Exhibit 23.2


               [Letterhead of Craine, Thompson & Jones, P.C.]


                         CONSENT OF INDEPENDENT AUDITOR


We consent to the use in the Amended Registration Statement on Form S-1 filed with the Securities and Exchange Commission and in the Amended Application for Conversion on Form AC filed with the Office of Thrift Supervision of our report dated September 18, 2002 on the financial statements of Jefferson Federal Savings and Loan Association of Morristown as of June 30, 2002 and 2001 and the three years ended June 30, 2002.

We also consent to the reference to our firm under the heading "Experts" in the Prospectus that is part of the Registration Statement and the Application for Conversion.



                                            /s/ Craine, Thompson & Jones, P.C.
                                                Craine, Thompson & Jones, P.C.



Morristown, Tennessee
May 12, 2003